EXHIBIT (12)




                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                        January 1, 1998 - March 31, 2003
             (Thousands, except ratio of earnings to fixed charges)
                                   (Unaudited)







                                                                                                 12 Months     3 Months
                                                  Year Ended December 31,                          Ended        Ended
                              ----------------------------------------------------------         March 31,     March 31,
                                  1998        1999         2000        2001         2002            2003         2003*
                              ----------------------------------------------------------         -----------------------
Fixed Charges, as Defined:
   Interest on Long-Term Debt  $ 27,389    $ 27,728     $ 29,987     $ 30,224     $ 32,264       $ 33,218      $  8,297
   Other Interest                 4,909       2,778        3,628        3,772        1,620          1,462           611
   Amortization of Debt
      Discount and Expense          714         699          735          768          799            799           185
   Interest Portion of
      Rentals                     1,986       1,707        1,628        1,572        1,578          1,606           421
                               --------    --------     --------     --------     --------       --------      --------
   Total Fixed Charges, as
      defined                  $ 34,998    $ 32,912     $ 35,978     $ 36,336     $ 36,261       $ 37,085      $  9,514
                               =========   ========     ========     ========     ========       ========      ========

Earnings, as Defined:
   Net Income                  $ 27,301    $ 45,296     $ 50,224     $ 50,187     $ 43,792       $ 35,749      $ 26,404
   Taxes on Income               14,604      24,591       26,829       27,553       23,444         17,829        14,600
   Fixed Charges, as above       34,998      32,912       35,978       36,336       36,261         37,085         9,514
                               --------    --------     --------     --------     --------       --------      --------

   Total Earnings, as defined  $ 76,903    $102,799     $113,031     $114,076     $103,497       $ 90,663      $ 50,518
                              =========    ========     ========     ========     ========       ========      ========
Ratio of Earnings to Fixed
 Charges                           2.20        3.12         3.14         3.14         2.85           2.44          5.31
                              =========    ========     ========     ========     ========       ========      ========


* A significant part of the business of the Company is of a seasonal nature; therefore, the ratio of earnings to fixed charges for the interim period is not necessarily indicative of the results for a full year.